Exhibit 99.1

CONTACT:	Donald D. Bradley
Chief Investment Officer
(949) 718-4415

NHP ANNOUNCES $171,000,000 SALE/MASTER LEASEBACK AGREEMENT

WITH SENIOR RESIDENTIAL CARE & WINGATE HEALTHCARE

(NEWPORT BEACH, California, October 6, 2005) … Nationwide Health Properties, Inc. (NYSE:NHP) today announced that it has entered into a definitive agreement to acquire from, and triple-net master leaseback to, Senior Residential Care and Wingate Healthcare (“Wingate”) 13 skilled nursing facilities and one assisted living facility in Massachusetts and New York for approximately $171 million ($92,000 per bed). The initial lease rate for these 14-year old (average) facilities will be 8.5% with annual CPI-based ups averaging 2.15% over the 14-year initial term, representing going in estimated rent coverages of almost 1.9x and 1.4x before and after, respectively, management fees and capital expenditure reserves. In addition, NHP has committed to fund $20 million for improvements, upgrades and expansions to Wingate’s facilities over the next two years, plus $50 million dedicated to Wingate’s acquisition of additional health care facilities.

“This transaction provides us with the unique opportunity to substantially upgrade our investment portfolio and increase our FFO by acquiring and leasing the largest portfolio of high quality, Class A, skilled nursing facilities in New England” said Donald D. Bradley, Chief Investment Officer. “Steven J. Insoft, one of our three highly talented Senior Investment Officers, sourced the investment for us and has been very familiar with the portfolio and Wingate’s principals, Gerry Schuster and his son Scott Schuster, since they first started operations in the mid-1980’s with a focus on developing and operating high quality, state-of-the-art skilled nursing facilities in Massachusetts and New York.”

Mr. Insoft added, “Gerry and Scott run a first class operation. Most of the facilities are relatively new, located in higher income communities and have an exterior and interior finished quality more commonly seen in high-end assisted living facilities. The funds we have committed to improvements, expansions and acquisitions should enable Wingate to continue to expand and improve its buildings and programs to even higher levels of quality, further reinforcing its reputation as a premier provider of high quality services.”

Scott Schuster, President of Wingate said, “This is an opportune time for the company to take advantage of low interest rates and market values reflecting the excellent market position of our assets. We believe that this transaction with NHP will cement an alliance with a formidable capital partner, setting the stage for continued expansion, development and acquisition of properties in our marketplace. We are delighted to be moving ahead with NHP, one of the country’s leading healthcare REITs.”

The transaction is expected to close in December 2005 subject to customary closing conditions and lender approvals, including completion by HUD of its processing of the assumption by NHP of about $100 million of secured debt at a 7% blended rate, of which the Company currently intends to prepay without penalty $43 million in 2006 and $26 million in 2007.

UBS Investment Bank acted as exclusive financial advisor to Wingate, while Nixon Peabody LLP served as legal counsel to Wingate. Sherry Meyerhoff Hanson & Crance LLP acted as legal counsel to NHP.

Nationwide Health Properties, Inc. is a real estate investment trust that invests in senior housing and long-term care facilities. The Company has investments in 425 facilities in 39 states. For more information on Nationwide Health Properties, Inc., including photographs of several of the Wingate facilities involved in this transaction, visit our website at http://www.nhp-reit.com.

Certain information contained in this news release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this news release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and we assume no obligation to update such forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include (without limitation) the following: deterioration in the operating results or financial condition, including bankruptcies, of our tenants; occupancy levels at certain facilities; changes in the ratings of our debt securities; access to the capital markets and the cost of capital; government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs; the general distress of the healthcare industry; the effect of economic and market conditions and changes in interest rates; the amount and yield of any additional investments; our ability to meet acquisition goals; the ability of our operators to repay deferred rent or loans in future periods; the ability of our operators to obtain and maintain adequate liability and other insurance; our ability to attract new operators for certain facilities; our ability to sell certain facilities for their book value; changes in or inadvertent violations of tax laws and regulations and other factors that can affect real estate investment trusts and our status as a real estate investment trust; and the risk factors described in our annual report on Form 10-K filed with the SEC on February 24, 2005.